Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of June 27, 2025, by and among Axiom Intelligence Holdings 1 LLC, Richard H. Dodd and Douglas Ward (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Axiom Intelligence Acquisition Corp. as of June 20, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: June 27, 2025	Axiom Intelligence Holdings 1 LLC

	By:	/s/ Douglas Ward
		Name:	Douglas Ward
		Title:	Managing Member

Date: June 27, 2025
	By:	/s/ Richard H, Dodd
Richard H, Dodd

Date: June 27, 2025
	By:	/s/ Douglas Ward
Douglas Ward